CONFIDENTIAL TREATMENT REQUESTED



Utah Project
Purchase Agreement


         THIS LICENSE AND BINDER PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of March 7, 1997 by and between Coaltech No. 1 L.P., a Delaware limited partnership (the "Licensee"), and Covol Technologies, Inc., a Delaware corporation (the "Vendor"), and Utah Synfuel #1 Ltd., a Delaware limited partnership (the "Licensor").

         WHEREAS Vendor has represented that it has developed a proprietary process to produce synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other coal derivatives, and that Vendor and Licensor jointly have sufficient rights to such proprietary process pursuant to which Licensor and Vendor are entitled to license the coal extruding and briquetting technology to Licensee;

         WHEREAS Licensor and Vendor have assigned to the Licensee ownership of a coal extruding and briquetting facility (the "Utah Facility") located near Price, Utah (the "Utah Project"), pursuant to the Utah Project Purchase Agreement, dated as of March 7, 1997, as the same may be amended, supplemented or otherwise modified from time to time (the "Purchase Agreement"); and

         WHEREAS Licensee wishes to obtain and Licensor and Vendor wish to grant to Licensee a license for the coal extruding and briquetting technology in connection with the Utah Project on the terms and conditions set forth in this Agreement, and Licensee wishes to obtain and Vendor wishes to sell to Licensee the Proprietary Binder Material (as defined below) manufactured by Vendor for use in the operation of the Utah Project.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor, Vendor and Licensee each agree as follows:

         Section 1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

                  "Closing Fee" has the meaning set forth in Section 3.2.1.



* This Exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request and replaced by asterisks. The omitted information has been filed separately with the Commission.

                  "Coal Briquetting Technology" means all intellectual property, patents (including but not limited to United States Patent Numbers 5,487,764 and 5,453,103) and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications protocols, source and object code and modifications, test procedures, program cards, tapes, disks, algorithms and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, including all such information in existence as of the date of this Agreement as well as related information later developed by Vendor or Licensor; provided, however, that the defined term "Coal Briquetting Technology" shall not include the proprietary process developed by Vendor to produce synthetic coke extrusions and briquettes from coke breeze, iron revert materials, or any technology for other than the processing and production of synthetic coal fuel extrusions and briquettes.

                  "Commercial  Use"  means  any  usage of the  Coal  Briquetting
Technology for commercial exploitation (and not for research development purposes) and any other usage to which Vendor or Licensor grants prior written consent.

                  "Earned License Fee"  has  the  meaning  set forth  in Section
3.2.2.

                  "Effective Date" means the date of this Agreement set forth above.

                  "Goal Fee" has the meaning set forth in Section 3.2.1.

                  "Improvements" has the meaning set forth in the Section 2.3 hereof.

                  "Initial  License  Fee"  has  the meaning set forth in Section
3.2.

                  "Licensed Products" means extrusions of synthetic coal product which embody, use or have been formed with the Coal Briquetting Technology.

                  "Licensee" has the meaning set forth in the preamble.

                  "License Fee" means the Earned License Fee and the Initial License Fee.

                  "Licensor" has the meaning set forth in the preamble.

                  "Manufacturing Zone" means a twenty-five (25) mile radius of the site of the Utah Facility and, in the event that, Licensor and/or Vendor shall permit Licensee to move the manufacturing facility or expand, a twenty-five (25) mile radius of any successor or further manufacturing site.

                  "Operation and Maintenance Agreement" means the Operation and Maintenance Agreement, dated as of the date hereof, by and between Licensor and Licensee.

                  "Production Goal Date" means the date during the term of this Agreement when (i) the Utah Facility has, during any consecutive seven (7)-day period, produced and sold 7,140 tons of conforming Licensed Products; and (ii) Vendor has caused the completion of installation of the new drier machine at the Utah Facility; and (iii) Vendor has given Licensee notice that the above-referenced production target has been met and the above-referenced installation has been completed.

                  "Proprietary Binder Material" means and refers to the binder compound necessary for the production, by Licensee, of synthetic coal extrusions and briquettes as contemplated under the Purchase Agreement and/or the Operation and Maintenance Agreement and which extrusions and briquettes satisfy the chemical change conditions of IRS private letter rulings No. 9701041 and No. 9549025 in order to constitute "qualified fuels" pursuant to the terms of
Section  29(c)1(C) of the 1986  Internal  Revenue Code and with respect to which
Section 29 is applicable pursuant to Section 29(f) and 29(g) of the 1986 Code ("Qualified Fuels").

                  "Purchase  Agreement"   has  the  meaning  set  forth  in  the
preamble.

                  "Utah Project" has the meaning set forth in the preamble.

                  "Vendor" has the meaning set forth in the preamble.

         Section 2 Grant.

                  2.1 General. Subject to the terms and conditions of this Agreement, Licensor and Vendor hereby grant to Licensee, for the full and entire term hereof, a license to use the Coal Briquetting Technology for Commercial Use, including (i) the exclusive right in the Manufacturing Zone to use the Coal Briquetting Technology and to make and have made Licensed Products, except that such license shall be non-exclusive as to Pacific Corp. and Sunnyside Co. - Gen facility, each of which is a prospective licensee of Licensor, and (ii) the non-exclusive right in the Manufacturing Zone and elsewhere to use, sell, and/or otherwise transfer Licensed Products. Licensee hereby accepts the license on the terms hereof and agrees to make and have made Licensed Products only within the Manufacturing Zone. Licensee shall not make or have made Licensed Products outside the Manufacturing Zone, but Licensee may use, sell and otherwise transfer Licensed Products made in the Manufacturing Zone anywhere.

                  2.2 Know-How and Assistance. To enable Licensee to benefit fully from the license of the Coal Briquetting Technology, Licensor and Vendor shall provide at Licensor's and/or Vendor's expense (i) access to all technical information, relevant documentation, drawings, engineering specifications and other know-how in either Vendor's or Licensor's possession and (ii) reasonable access to Vendor's and Licensor's employees or agents who are familiar with the Coal Briquetting Technology, and Improvements to the Coal Briquetting Technology, as defined in Section 2.3. Licensor and Vendor shall further provide to Licensee all technical advice necessary to exploit the Coal Briquetting Technology as is reasonably requested by Licensee and relevant to the provisions of this Agreement and Licensee shall reimburse Licensor and Vendor for its reasonable out-of-pocket expenses associated therewith. The provisions of this paragraph shall not limit the obligations of Licensor or Vendor under the Operation and Maintenance Agreement and Licensee reserves all rights under the Operation and Maintenance Agreement.

                  2.3  Improvements.  Each of Licensor  and Vendor  shall notify
Licensee of any improvements, variations or modifications ("Improvements") made by it on or to the Coal Briquetting Technology promptly after such Improvements are made. The term "Improvements" shall include changes in the Coal Briquetting Technology that reduce production costs, improve performance, broaden applicability or increase marketability, but shall not include changes that do not relate to the production process using the Coal Briquetting Technology (i.e., changes relating solely to administrative and marketing practices and procedures). Improvements made by Vendor, Licensor and/or Licensee shall be owned by Vendor and shall be considered a part of the Coal Briquetting Technology licensed hereunder and each of Vendor and Licensor hereby grants to Licensee (without further royalty or payment) a non-exclusive license to utilize the Improvements made by any of the parties on the same terms and conditions as the Coal Briquetting Technology is licensed to Licensee hereunder.

                  2.4 Confidentiality. Each of the parties hereby agree to maintain the Coal Briquetting Technology confidential and not to disclose the Coal Briquetting Technology, or any aspect thereof, or the Improvements, or any aspect thereof (collectively, the "Confidential Information"). Notwithstanding the foregoing, information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the parties or their respective agents, employees, directors or representatives, (ii) was available to the party receiving disclosure on a non-confidential basis prior to its receiving disclosure hereunder, or (iii) lawfully becomes available to the party receiving disclosure on a non-confidential basis from a third party source (provided that such source is not known by the party receiving disclosure or its agents, employees, directors or representatives to be prohibited from transmitting the information), shall not be subject to the terms of this Section
2.4. At the termination of this Agreement, all copies of any Confidential Information (including without limitation any reports or memoranda) shall be returned by the party receiving disclosure. Nothing in this Agreement shall prohibit Licensee from disclosing the Confidential Information to others as may be reasonably necessary for Licensee to exploit Licensee's rights under the Purchase Agreement, the Operation and Maintenance Agreement (as defined above), and/or this Agreement; provided that the recipient of any such Confidential Information executes a Confidentiality Agreement restricting further disclosure of the Confidential Information.

                                            ****Confidential Treatment Requested

         Section 3  License Fee.

                  3.1  License Fee.   Licensee shall pay the Initial License Fee
nd Earned License Fee (as defined in Section 3.2) as a license fee to Licensor.

                           3.2.1 Initial License Fee. Concurrently herewith, Licensee shall jointly pay to Licensor and Vendor in immediately available funds the sum of One Million Four Hundred Thousand Dollars ($1,400,000) (the "Closing Fee"). Fourteen (14) days following the Production Goal Date, Licensee shall jointly pay to Licensor and Vendor in immediately available funds the sum of One Million One Hundred Thousand Dollars ($1,100,000) (the "Goal Fee"). The Closing Fee paid by Licensee together with any Goal Fee paid (if any) shall collectively constitute the Initial License Fee. Upon payment of the Closing Fee and the Goal Fee (if any), Licensee shall have the right to produce Licensed Products without the payment to Vendor or Licensor of any further Initial License Fee.

                           3.2.2 Earned License Fee.  Licensee shall jointly pay
         to Licensor  and Vendor  quarterly  earned  license  payments  ("Earned
         License Fee") in an amount equal to the product of (i) $****, as adjusted by the Inflation Adjustment Factor described in Section 3.2.3 below, multiplied by (ii) the MM Btu of the Licensed Products that are Qualified Fuels manufactured and sold in each calendar quarter in excess of **** MM Btu's of such Licensed Products (the "Base Quantity"). If the production of Licensed Products that are Qualified Fuels shall be less than the Base Quantity in any calendar quarter, the difference between the Base Quantity and actual production for the quarter shall be carried over and added to the Base Quantity for the succeeding quarter for purpose of determining the amount of such Licensed Products to which the Earned License Fee shall be applied.

                           3.2.3 Inflation Adjustment Factor. On each anniversary date of this Agreement, commencing with first anniversary, the amount set forth in clause (i) shall be adjusted by the percentage equal to percentage that (y) the "inflation adjustment factor" (as set forth in Section 29(d)(2) of the 1986 Code) calculated for the immediately preceding year bears to (z) the "inflation adjustment factor" calculated for the penultimate year.

                           3.2.4 Payment Terms. Any Earned License Fee payable for any calendar quarter shall be due on the last day of the month following the end of that calendar quarter. Payments shall be made by Licensee to Licensor and shall be deemed to be received on behalf of both Licensor and Vendor.

                           3.2.5 Reduction  of  Earned  License  Fee.   Upon the
         expiration of the last to expire of the patents licensed hereunder as a

                                            ****Confidential Treatment Requested

         part of the Coal Briquetting Technology, the parties shall negotiate a reduction in the Earned License Fee amount set forth in subpart (i) of Section 3.2.2 hereof; but, in the event that the parties are unable to agree on the amount of such reduction, Licensee has the right to terminate the license granted under this Agreement or to continue such license under all the same terms (payment and otherwise) as existed prior to the termination of such patent.

         Section 4  Sales of Binder.

                  4.1 Sale and Purchase. Vendor shall sell to Licensee, and Licensee shall purchase from Vendor, Licensee's requirements of Proprietary Binder Material required to operate the Utah Project. Vendor shall deliver the Proprietary Binder Material at such times and in such amounts as requested by Licensee. Payments for Proprietary Binder Material delivered by Vendor during any calendar month shall be due and payable to Vendor on the tenth Business Day of the immediately succeeding month.

                  4.2 Price. The price which Licensee shall pay for the Proprietary Binder Material delivered by Vendor during any calendar year shall be **** per ton of output provided, however, that on each anniversary date, commencing with the first anniversary, the **** per ton amount shall be adjusted by the percentage equal to the percentage that (y) the producer price index for all commodities calculated for the immediately preceding year bears to (z) the producer price index for all commodities calculated for the penultimate year.

                  4.3  Representations  and  Warranties.   Each  of  Vendor  and
Licensor represent and warrant as follows:

                           (a) Vendor shall convey to Licensee good title to all
                  Proprietary Binder Material purchased by Licensee from Vendor hereunder, free and clear of any and all liens, claims and encumbrances of any type whatsoever.

                           (b) All  Proprietary  Binder  Material  purchased  by
                  Licensee from Vendor hereunder shall be of such quality and nature as to be suitable for processing at the Utah Facility using the Coal Briquetting Technology so as to produce synthetic coal extrusions and briquettes which satisfies the chemical change conditions of IRS private letter ruling No. 9701041 and No. 9549025 in order to constitute "qualified fuel" for purposes of Section 29 of the Internal Revenue Code of 1986 in quantities and at costs which are substantially in accordance with the financial and operating projections attached to this Agreement as its Exhibit "A."

                           (c) No Proprietary  Binder Material shall contain any
                  Hazardous Material and all Proprietary Binder Material shall meet all applicable laws and governmental regulations.

                           (d) At Licensee's option, Vendor shall replace, or refund the purchase of, all non-conforming Proprietary Binder Material.

                           (e) Vendor shall carry liability insurance with respect to the Proprietary Binder Material in amounts and coverages deemed satisfactory by Licensee and shall name Licensee as an additional insured.

                  4.4 Order Procedure. Licensee shall deliver all purchase orders for Proprietary Binder Materials at least thirty (30) days in advance of the first day of the month in which delivery of such Proprietary Binder Material is required under such purchase order, and all such purchase orders received by Vendor during the term of this Agreement shall be deemed to have been accepted by Vendor. (For example, Licensee shall deliver a purchase order for December delivery by no later than November 1st). Each such purchase order shall be delivered either (i) in writing, or (ii) orally by telephone by an authorized agent of Licensee (subject to the condition that it is followed by a written purchase order within 24 hours). Such purchase orders shall be sent to Vendor at such address as Vendor shall direct.

                  4.5 Delivery and Acceptance. All Proprietary Binder Material purchased hereunder shall be delivered F.O.B. the Utah Facility. Vendor shall provide trucks or otherwise arrange for transportation of the Proprietary Binder Material to the Utah Facility. Vendor shall bear the expenses of loading and tarping such trucks. Licensee shall bear the expense of unloading the trucks. The weight of Proprietary Binder Material in each delivery shall be determined by a comparison of the weight, on Utah Facility scales, of the delivery truck immediately prior to unloading and its weight, on Utah Facility's scales, immediately following unloading, as reflected in customary weighing certificates. At Vendor's request and expense from time to time, Vendor shall have the right to inspect Licensee's scales for accuracy. Licensee shall have a reasonable opportunity to sample Proprietary Binder Material delivered to it hereunder to confirm that such Proprietary Binder Material conforms to the terms and requirements hereof, and Licensee shall not be deemed or required to accept any such Proprietary Binder Material prior to the completion of such sampling. Licensee may obtain Proprietary Binder Material from other sources if Vendor is not able to supply Licensee's requirements.

                  4.6 Binder Technology License. If Vendor's ability to deliver the Proprietary Binder Material to Licensee will be interrupted or terminated for any reason, Vendor shall give not less than ninety (90) days' notice to Licensee. Subject to giving notice of its inability to deliver the Proprietary Binder Material to Licensee (or, in the absence of such notice, the actual failure to deliver the Proprietary Binder Material for at least twenty (20)
days), Vendor hereby grants to Licensee a nonexclusive license for the term of this Agreement (or such shorter period as provided in the proviso hereto) to use the technology used to manufacture the Proprietary Binder Material to manufacture the Proprietary Binder Material in sufficient quantities to operate the Utah Project up to full capacity, and such technology shall be deemed "Coal

Briquetting Technology" for the purposes of this Agreement; provided, however, that the license granted to Licensor under this Section shall cease (subject to reinstatement upon the reoccurrence of the events contemplated above) and sales of Proprietary Binder Material under the terms of this Agreement shall be reinstated, in each case, on a date not less than ninety (90) days after Vendor gives notice to Licensee, together with evidence reasonably satisfactory to Licensee that Vendor is able to deliver the Proprietary Binder Material in accordance with this Agreement. No additional fee or royalty shall be payable to Vendor in connection with the license granted pursuant to this Section. Licensee's decision to obtain Proprietary Binder Material shall not constitute a waiver of Licensee's rights to seek relief for Licensor's failure to supply Licensee's requirements of Proprietary Binder or otherwise and shall not constitute an election of remedies.

         Section 5 Records; Inspection; Confidentiality. Each party hereto shall keep accurate records containing all data reasonably required for the computation and verification of the amounts to be paid by the respective parties under this Agreement, and shall permit each other party or an independent accounting firm designated by such other party to inspect and/or audit such records during normal business hours upon reasonable advance notice. All costs and expenses incurred by a party in connection with such inspection shall be borne by it. Each party agrees to hold confidential from all third parties all information contained in records examined by or on behalf of it pursuant to this
Section 5.

         Section 6 Infringement. If during the term of this Agreement a third party has infringed any intellectual property rights associated with the Coal Briquetting Technology or otherwise misappropriated any Coal Briquetting Technology, Vendor and/or Licensor shall, at Vendor's and/or Licensor's expense, institute and conduct legal actions against such third party or to enter into such agreements or accord in settlement as are deemed appropriate by Vendor and Licensor, in which case Vendor shall be entitled to any sums recovered from third parties. If Vendor or Licensor do not take any action, Licensee shall have the right to take action as a plaintiff in the prosecution of any infringement or misappropriation action affecting the Utah Project, and Licensee shall be entitled to any sums recovered from the third party. If Licensee and Vendor (and/or Licensor) have jointly conducted an infringement or misappropriation action, after each party has been reimbursed for costs and expenses incurred by it in prosecuting the action, any sums recovered from the third party shall be distributed to Licensee and Vendor (i) in accordance with the percentage of the costs and expenses borne by each if Vendor is contractually obligated to purchase the output of the Utah Project or (ii) based on the proportionate amount of damages suffered by Licensee and Vendor as a result of the actions by the third party from whom damages were recovered. Licensee shall always have the right to be represented at its expense by counsel of its own selection in any action. In no event shall Vendor enter into any agreement or settlement inconsistent with the terms of this Agreement.

         Section 7  Representations and Warranties.

                  7.1 Authority. Each of Vendor, Licensee and Licensor represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on its behalf by all requisite action, corporate or otherwise,
(ii) it has the full right, power and authority to enter into this Agreement and to carry out the terms of this Agreement, (iii) it has duly executed and delivered this Agreement, and (iv) this Agreement is a valid and binding obligation of it enforceable in accordance with its terms.

                  7.2  No  Consent.  Each  of  Vendor,   Licensee  and  Licensor
represents and warrants that no approval, consent, authorization, order, designation or declaration of any court or regulatory authority or governmental body or any third-party is required to be obtained by it, nor is any filing or registration required to be made therewith by it for the consummation by it of the transactions contemplated under this Agreement.

                  7.3  Intellectual Property Matters.

                           7.3.1 Representations of Vendor. Vendor warrants that
         it (i) owns, free and clear of all liens and encumbrances, all intellectual property, patents (including but not limited to United States Patent Numbers 5,487,764 and 5,453,103) and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, and, the right to freely use, sell and exploit Proprietary Binder Material used in manufacturing synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, (ii) has the right and power to grant to Licensee the licenses granted herein, (iii) has not made and will not make any agreement with another in conflict with the rights granted herein, and (iv) has no knowledge that the sale or use of the rights, Proprietary Binder Material and/or licenses granted herein as contemplated by this Agreement would infringe any third-party's intellectual property rights. Vendor agrees to take all steps necessary to maintain all of the patents hereunder at Vendor's sole expense.

                           7.3.2 Representations of Licensor.  Licensor warrants
         that it (i) has sufficient rights, free and clear of all liens and encumbrances, to all intellectual property, patents (including but not limited to United States Patent Numbers 5,487,764 and 5,453,103) and applications therefor, printed and unprinted technical data, know-how, trade secrets, copyrights and other intellectual property rights and all other scientific or technical information in whatever form relating to, embodied in or used in the proprietary process to produce synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, and, sufficient rights to use and exploit Proprietary Binder Material used in manufacturing synthetic coal fuel extrusions and briquettes from waste coal dust, coal fines and other similar coal derivatives, (ii) has the right and power to grant to Licensee the licenses granted herein, (iii) has not made and will not make any agreement with another in conflict with the rights granted herein, and (iv) has no knowledge that the sale or use of the rights, Proprietary Binder Material and/or licenses granted herein as contemplated by this Agreement would infringe any third-party's intellectual property rights.

                  7.4 Guaranty of License. Each Vendor and Licensor hereby represent and warrant that they have sufficient rights in the Coal Briquetting Technology and the Proprietary Binder Material to make the license granted by this Agreement. Licensor and Vendor agree that both Licensor and Vendor and each of them is a "licensor" under Section 365(n) of the United States Bankruptcy Code.

                  7.5 Indemnification. Each of Vendor and Licensor shall indemnify, defend and hold harmless Licensee and its partners, directors, officers, agents, representatives, subsidiaries and Affiliates from and against any and all claims, demands or suits (by any party, including any Governmental Entity), losses, liabilities, damages, obligations, payments, costs and expenses (including the costs and expenses of defending any and all actions, suits, proceedings, demands and assessments which shall include reasonable attorneys' fees and court costs) resulting from, relating to, arising out of, or incurred in connection with any breach by either Vendor or Licensor of any of the representations, warranties and/or covenants contained in this Agreement.

         Section 8 Term. This Agreement and the license granted hereunder shall be for the period from the Closing Date to and including the last of (i) January 1, 2008, and (ii) the corresponding date after which tax credits may not be accrued or otherwise be available under Section 29 of the 1986 Code in the event of an extension of the tax credits available under Section 29 of the 1986 Code. The parties acknowledge that the term of this Agreement and the licenses granted hereunder are independent of the Operation and Maintenance Agreement.

         Section 9 Waiver. The failure of any party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision or the right thereafter to enforce each and every provision. No waiver by any party, either express or implied, of any breach of any of the provisions of this Agreement shall be construed as a waiver of any other breach of such term or condition.

         Section 10 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.


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         Section  11  Notices.  All  notices  required  or  authorized  by  this
Agreement shall be given to the parties hereto at the addresses, and in accordance with the procedures, set forth in Section 12.3 of the Purchase Agreement.

         Section 12 Remedies Cumulative. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided by law or in equity.

         Section 13 Entire Agreement. This Agreement, together with the other Transaction Documents, constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained herein and/or in the
Transaction Documents. The Transaction Documents supersede all prior communications, representations, or agreements, verbal or written, among the parties relating to the subject matter hereof. This Agreement may not be amended except in writing signed by the parties hereto.

         Section  14  Governing  Law.  This  Agreement   shall  be  governed  in
accordance with the laws of the State of Utah, exclusive of its conflict of laws rules.

         Section 15 Assignment. This Agreement may not be assigned, in whole or in part, by any party without the written consent of each of the other parties, which consent may be withheld by any party for any reason or for no reason in its sole discretion, except that (i) Vendor and/or Licensor shall have the right to assign its rights and obligations under this Agreement to any entity which is controlled by Vendor and of which Vendor owns, directly or indirectly, at least eighty percent (80%) of each class of its outstanding securities, provided that no such assignment shall release Vendor and/or Licensor from its obligations hereunder, and (ii) Licensee shall have the right to assign its rights and obligations to Vendor in connection with any sale by Licensee to Vendor of substantially all of the assets of the Utah Project.


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         Executed by the duly  authorized  representative  of the parties on the date and year first above written.

                            COVOL TECHNOLOGIES, INC.



                            By:/s/ Brent M. Cook_______________
                            Name:    Brent M. Cook
                            Title:       CEO/President


                            UTAH SYNFUEL #1 LTD.



                            By: /s/ Brent M. Cook_____________
                            Name:    Brent M. Cook
                            Title:       President of Covol Technologies, Inc.
                            Its:         General Partner


                            COALTECH NO. 1 L.P.



                            By: /s/ Alan D. Ayers_______________
                            Name:    Alan D. Ayers
                            Title:       C.O.O. of Covol Technologies, Inc.
                            Its:         General Partner


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